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                                                                    EXHIBIT 10.4

                             EMPLOYMENT AGREEMENT
                                       OF
                              RICHARD E. STODDARD

      THIS EMPLOYMENT AGREEMENT is made and entered into effective January 15, 1996 by and between Richard E. Stoddard ("EMPLOYEE") and Kaiser Ventures Inc. ("KAISER").

                                    RECITALS

      A. Employee is currently employed by Kaiser as its Chairman of the Board pursuant to that certain employment letter dated February 28, 1994.

      B. Kaiser desires to expand Employee's duties and responsibilities by appointing him Chief Executive Officer of the Corporation. As of November 28, 1995, all officers of the Corporation began to report directly to Employee.

      C. The intent of this Agreement is to set forth the current agreement and understanding of Employee and Kaiser with regard to Employee's continued employment by Kaiser.

      NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. EMPLOYMENT, POSITIONS AND DUTIES. Kaiser hereby continues the employment of Employee upon the terms and conditions set forth in this Agreement. Employee's positions with Kaiser shall be Chief Executive Officer and Chairman of the Board of Directors. Employee shall have the responsibilities and duties normally incident to such positions, including, but not limited to, those duties and responsibilities set forth in Exhibit "A" attached hereto and incorporated herein by this reference and such other duties and responsibilities as may be reasonably assigned to him from time-to-time by Kaiser's Board of Directors. Employee agrees to devote his full business time and attention to the discharge of his duties and responsibilities under this Agreement.

      2.   TERM.   Subject to the provisions for termination hereinafter
provided, the term of Employee's employment shall commence as of January 15, 1996, and shall terminate on January 15, 1999, unless extended as provided in Paragraph 10.

      3. BASE SALARY. Retroactive to February 1, 1995, Employee's annual base salary shall be Two-Hundred Eighty Thousand Dollars ($280,000) per year. Notwithstanding the foregoing, the Board of Directors may in good faith and in its reasonable discretion may elect to cause the Corporation to issue to Employee restricted stock with a value of up to Forty Thousand Dollars ($40,000) per year in lieu of cash compensation provided that subsequent to the date of this Agreement there are no material adverse changes in the tax and securities laws during the year preceding any proposed grant of restricted stock pertaining to or affecting Employee's receipt, taxation, sale or transfer of restricted stock. In the event of any material adverse change in the tax or securities laws pertaining to Employee's receipt, taxation, sale or transfer of restricted stock as reasonably determined in good faith by Employee or Kaiser, Employee and Kaiser

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shall in good faith discuss any changes that may be appropriate or necessary in connection with any grant of restricted stock to Employee. For 1996, as a part of Employee's annual base salary the Board has elected to issue to Employee Forty Thousand Dollars ($40,000) of restricted stock in lieu of Forty Thousand Dollars ($40,000) cash compensation. In the event that any restricted stock is issued to Employee as a part of his annual base salary, the value of such restricted stock at the time of its grant shall be counted as base salary in the calculation of any bonus that may be awarded to Employee. For all other purposes, any such stock shall be treated as salary for the calculation of any benefits based upon an employee's salary as may be required by law or any benefit plan.

      Prior to the first meeting of the Board of Directors in any calendar year, the Compensation and Benefits Committee of the Board will review Employee's salary and report its recommendations for any revision to the full Board at such meeting. Employee's annual base salary shall be adjusted effective as of January 1 of each year, commencing January 1, 1997, by the increase in the consumer price index over the prior applicable year utilizing the Consumer Price Index for Urban Wage Earners and Clerical Workers, U.S. City Average, All Items, published by the Bureau of Labor Statistics of the United Stated Department of Labor. The entire Board of Directors has final responsibility for the review, approval or disapproval of any revisions to Employee's annual base salary.

      4. ANNUAL BONUS. In addition to his base salary, Employee shall be entitled to participate in the bonus program of Kaiser applicable to senior executives as it may be amended from time to time. The timing, size and/or amount of any bonus awarded to Employee during the term of this Agreement will be determined in accordance with the process set forth in paragraph 3 above for the annual base salary review and based upon the bonus program developed from time to time by the Compensation and Benefits Committee and approved by the Board of Directors. The bonus for any year, if any, will be determined based upon such review. The Board of Directors may award in good faith and in its reasonable discretion up to fifty percent (50%) of any bonus in restricted stock provided that subsequent to the date of this Agreement there are no material adverse changes in the tax and securities laws pertaining to or affecting Employee's receipt, taxation, sale or transfer of restricted stock. In the event of any material adverse change in the tax or securities laws during the year preceding any proposed grant of restricted stock pertaining to Employee's receipt, taxation, sale or transfer of restricted stock as reasonably determined in good faith by Employee or Kaiser, Employee and Kaiser shall in good faith discuss any changes that may be appropriate or necessary in connection with any grant of restricted stock to Employee

      5. STOCK OPTIONS AND OTHER STOCK RELATED INCENTIVES. Employee shall be eligible for the grant of incentive stock options, non-qualified stock options and other forms of stock related incentives from time-to-time in the discretion of the Stock Option Committee of the Board of Directors. The timing, size and amount of any future stock options or other stock related incentives will be determined generally in accordance with the process used to determine the award of any bonus to Employee. The grant and exercise of the stock options and other stock related incentives shall generally be subject to and governed by the terms of Kaiser's 1995 Stock Option Plan or any similar or successor plan. However, the Stock Option Committee may award stock options, restricted or other stock related incentives outside the 1995 Stock Option Plan in its discretion.

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      For 1996, the Stock Option Committee has awarded to Employee stock options for 50,000 shares pursuant to  the 1995 Stock Option Plan.

      6. OTHER BENEFITS. Employee will be entitled to participate in all benefits provided by Kaiser to its employees and to senior executives in accordance with and subject to Kaiser's polices and procedures as they may exist from time-to-time, including, but not limited to, medical and dental insurance, life insurance, 401(k) savings plan, any pension plan, deferred compensation plan, education and seminar reimbursement, car allowance, and reimbursement of reasonable expenses for company business. Employee shall be entitled to four
(4) weeks of paid vacation per year.

      7. RESTRICTED STOCK. Any restricted stock issued by Kaiser in lieu of cash payments in connection with Employee's base salary or any bonus, shall be subject to the terms and conditions of a mutually agreed upon stock restriction agreement which may provide, among other things, for the forfeiture of such stock in phases if Employee should voluntarily terminate his employment with Kaiser within a certain period of time. The restricted stock granted as part of Employee's 1996 salary shall vest on January 15, 1997. The restricted stock granted as a part of Employee's 1995 bonus shall vest 50% on January 15, 1997 and 50% on January 15, 1998, and as otherwise provided in the stock restriction agreement for each grant.

      8. DEDUCTIONS. Applicable federal and state income taxes, social security contributions (FICA), Medicare contributions, medical insurance premiums and any other appropriate or customary deductions shall withheld from any compensation paid to Employee by Kaiser.

      9. CHANGE OF CONTROL. If Kaiser is sold or merged with another company, or all or a substantial portion of all of the principal assets of the Kaiser (as determined on a cumulative basis from the date of this Agreement) are sold or transferred to shareholders or third parties or more than twenty-five percent (25%) of the outstanding capital stock of the Company is acquired by another person or persons acting as a group (any of these events being a "Change of Control"), and if thereafter without Employee's prior consent, there shall be:

          a. Any involuntary termination of Employee's employment (other than for cause, death or disability);

          b. Any material reduction in Employee's positions, responsibilities, including reporting responsibilities, or authority, including title, responsibilities or authority as it may be increased from time-to-time;

          c. The assignment to Employee of duties inconsistent with Employee's positions immediately prior to a Change in Control or as the same may be increased from time-to-time after a Change in Control;

          d.   Any assignment to a location unacceptable to Employee;

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          e.    Any failure to provide Employee with compensation and benefits on terms at least as favorable as those enjoyed by Employee under this Agreement immediately prior to a Change in Control, or the taking of any action that would materially reduce any of Employee's compensation and benefits in effect at the time of the Change in Control;

          f. Any requirement that Employee travel in performance of his duties on behalf of Kaiser for a substantially greater period of time during any year than was required of him during the year preceding the year in which the Change of Control occurred;

          g. Any failure of Kaiser's Board of Directors to nominate Employee for election as a member of Kaiser's Board of Directors and to elect him as Chairman, as the case may be, at the expiration of Employee's then existing term of office then, at Employee's option, exercisable within ninety (90) days of the date Employee knew, or should have known exercising reasonable care, of the occurrence of any of the foregoing events and the expiration of any applicable cure period, Employee shall have the right to terminate his employment by written notice to Kaiser, and on the date of such termination Kaiser will pay Employee an amount equal to one year's annual base salary (based on Employee's then current base salary) payable in one lump sum or, at Employee's option, over such period of time not to exceed twelve (12) months. In addition, for a period of one (1) year following Employee's termination of employment as provided herein, Employee will continue to receive all benefits afforded to him prior to the Change of Control at Kaiser's expense. Furthermore, options to acquire shares of Kaiser stock, restricted stock or any other stock related incentive will immediately and fully vest, notwithstanding any other applicable vesting schedule. After such termination, Employee shall be entitled, for a period of two years, to exercise his stock options as to all such shares. This provision shall take precedence over any contrary provision in any standard stock option agreement.

      The parties acknowledge that Kaiser is evaluating this provision which may lead to an amendment of this provision to more closely align shareholders and management's financial interests, but any such revision shall be mutually agreeable to Kaiser and Employee.

      10.  TERMINATION OF EMPLOYMENT.

          a.    TERMINATION WITHOUT CAUSE OR EXTENSION OF  EMPLOYMENT.  In the
                ------------------------------------------------------
event Kaiser elects to terminate Employee's employment without cause (as defined below) during the term of this Agreement or in the event Kaiser or Employee elect for any reason not to continue Employee's employment for at least one year after the scheduled expiration of this Agreement, then Kaiser agrees to pay Employee an amount equal to one year's annual base salary (based on your then current annual base salary). In the event neither party notifies the other in writing prior to January 15, 1998, that Employee's services will not continue beyond the scheduled term of this Agreement, the term of this Agreement will be automatically extended for one (1) additional year. After such termination or failure to continue employment, Employee shall be entitled, for a period of

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two years to exercise his stock options as to any then vested, including any options within one year of termination or failure to continue employment, notwithstanding any other applicable provision contained in any option agreement. In addition to the foregoing related to stock options, with respect to any restricted stock or other stock related incentives, Employee shall continue to vest in such securities for a period of one year following termination or failure to continue Employee's employment as provided herein.

          b.    TERMINATION FOR CAUSE.  If Kaiser elects to terminate Employee's
                ----------------------
employment for cause (as defined below), Employee's employment will terminate on the date fixed for termination by Kaiser and thereafter Kaiser will not be obligated to pay Employee any additional compensation, other than the compensation due and owing up to the date of termination. After such termination, Employee shall be entitled, for a period of ninety (90) days, to exercise any stock options or other stock related incentives that are vested as of the date of termination.

           c.   DEFINITION OF CAUSE.  "CAUSE" for the purposes of this Agreement
                --------------------
shall mean any of the following:

                 i. Willful breach by Employee of any provision of this Agreement, provided, however, if the breach is not a material breach, Kaiser shall give Employee written notice of such breach and Employee shall have thirty
(30) days in which to cure such breach. No written notice or cure period shall be required in the event of a willful and material breach of this Agreement by Employee;

                ii. Gross negligence or dishonesty in the performance of Employee's duties or responsibilities hereunder;

               iii. Engaging in conduct or activities or holding any position that materially conflicts with the interest of, or materially interferes with Employee's duties and responsibilities to Kaiser or its Affiliates; or

                iv. Engaging in conduct which is materially detrimental to the business of Kaiser or its affiliates.

           d.   WRITTEN AGREEMENT.  This Agreement may be terminated at any
                -----------------
time upon the parties mutual written agreement.

      11.  CONFIDENTIALITY

           a.   EMPLOYEE'S OBLIGATIONS.  Employee agrees that (a) except as
                ----------------------
provided in this Agreement Employee shall maintain the confidential nature of any Proprietary Information received or acquired by him, and (b) Employee shall use such Proprietary Information solely for the purpose of meeting his obligations under this Agreement and not in connection with any other business or activity. "PROPRIETARY INFORMATION" means all oral, written or recorded information about or related to the Kaiser or any of its Affiliates or its or their technology, assets, liabilities, or business, whether acquired before or after the date hereof, and regardless of the manner in which it is acquired, together with any documents or other materials prepared by Employee which

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contain or reflect such information.  After termination of employment upon demand of Kaiser, Employee agrees to return or destroy any and all materials containing any Proprietary Information.

          b.    KAISER'S OBLIGATIONS.  Kaiser agrees that it shall maintain the
                --------------------
confidential nature of any confidential information pertaining to Employee, except such disclosures as requested by law.

          c.    LIMITATIONS ON CONFIDENTIAL OBLIGATIONS AND USE RESTRICTIONS.
                ------------------------------------------------------------
The restrictions in Paragraphs 11(a) and (b) above do not apply to information which the disclosing party can demonstrate (i) is then in the public domain by acts not attributable to such disclosing party or (ii) is hereafter received on an unrestricted basis by such disclosing party from a third party source who, to such disclosing party's knowledge after due inquiry, is not and was not bound by confidentiality obligations to Kaiser or any Affiliate thereof (in the case of Paragraph 11(a)) or to Employee (in the case of Paragraph 11(b)). In addition, Employee and Kaiser are permitted to disclose any Proprietary Information as necessary in the defense or prosecution of any legal action.

          d.    ACTIONS IF DISCLOSURE REQUIRED.  If Employee is required by law
                -------------------------------
to make any disclosure otherwise prohibited hereunder, such party shall use its best efforts to provide the other with prompt prior notice where possible so that (a) the other party (with the reasonable cooperation of the party required to make such disclosure) may seek an appropriate protection order or other remedy and/or (b) the parties can seek in good faith to agree on the appropriate scope and approach to disclosure. If a protective order or other remedy is not obtained, the party required to make such disclosure may furnish only that portion of information protection hereby which it is legally compelled to disclose and shall use its reasonable efforts to obtain confidential treatment for all information so disclosed.

          e.    INJUNCTION.  Each party agrees that remedies at law may be
                -----------
inadequate to protect against breach of this Paragraph 10, and hereby agrees to the granting of injunctive relief without proof of actual damage.

      12.  MISCELLANEOUS.

          a.    ENTIRE AGREEMENT; AMENDMENTS.  This Agreement states the entire
                -----------------------------
understanding and agreement between the parties with respect to its subject matter and may only be amended by a written instrument duly executed by Employee and Kaiser.

          b.    ASSIGNMENT.  This Agreement and the rights and obligations of
                -----------
Employee may not be sold, transferred, assigned, pledged or hypothecated by Employee.

          c.    NON-WAIVER.  Failure to insist upon strict compliance with any
                -----------
provision of this Agreement or the waiver of any specific event of non-compliance shall not be deemed to be or operate as a waiver of such provision or any other provision hereof or any other event of non-compliance.

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          d.    BINDING EFFECT.  This Agreement shall be binding upon and inure
                ---------------
to the benefit of Kaiser, its successors and assigns and, Employee's heirs, successors, and legal or personal representatives.

          e.    HEADINGS.  The headings throughout this Agreement are for
                ---------
convenience only and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

          f.    CONTEXT.  Whenever required by the context, the singular shall
                --------
include the plural, the plural the singular, and one gender such other gender as is appropriate.

          g.    NOTICES.  All notices, request, demands, consents and other
                --------
communications hereunder shall be transmitted in writing and shall be deemed to have been duly given when hand delivered or sent by certified United States mail, postage prepaid, with return by certified requested, addressed to the parties as follows:

                            Kaiser Ventures Inc.
                            3633 E. Inland Empire Blvd., Suite 850
                            Ontario, CA  91764

                            Richard E. Stoddard
                            1111 Crestridge Drive
                            Littleton, CO  80121

          h.    COSTS.  In the event any party hereto is successful in whole or
                ------
in part in any action taken to enforce the provisions of this Agreement, the prevailing party shall be reimbursed all costs incurred in such legal action including reasonable attorney's fees in such action.

          i.    SEVERABILITY.  If any provision or clause of this Agreement, as
                -------------
applied to any party or circumstances shall be adjudged by a court to be invalid or unenforceable, said adjudication shall in no manner effect any other provision of this Agreement, the application of such provision to any other circumstances or the validity or enforceability of this Agreement.

          j.    DEFINITION OF AFFILIATE.  The term "AFFILIATE" for purposes of
                ------------------------
this Agreement shall mean any person or entity now or hereafter in control, controlled by or in common control with Kaiser. It shall also include any direct or indirect subsidiary of such Corporation and any company in which Kaiser has more than a ten percent (10%) ownership interest.

          k.    GOVERNING LAW.  This Agreement shall be governed by and
                --------------
construed in accordance with the laws of the State of California.

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      IN WITNESS WHEREOF, the parties hereto have executed this Employment
Agreement to be effective as of the day and year first written above not withstanding the actual date of signature.

                               "EMPLOYEE"
                               RICHARD E. STODDARD

                               /s/ Richard E. Stoddard
                               --------------------------------
                               Richard E. Stoddard

                               "KAISER"
                               KAISER VENTURES INC.

                               By: /s/ Lyle B. Stevenson
                                   ------------------------------
                                   Lyle B. Stevenson, Chairman of
                                   the Compensation and Benefits
                                   Committee

                               By: /s/ James F. Verhey
                                   -----------------------------
                                   James F. Verhey,
                                   Senior Vice President-Finance

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                                  SCHEDULE "A"
                              Richard E. Stoddard
         Chairman of the Board of Directors and Chief Executive Officer


This position will report to the Board of Directors.

RESPONSIBILITIES:

This position has total responsibility for ever facet of the strategy, planning, operation, project implementation, performance and direction of Kaiser Ventures Inc. and all its subsidiaries.

Within this framework of ultimate responsibility, Mr. Stoddard has delegated certain operational and implementation duties to the President and Chief Operating Officer. Shown below are strategic functions which will remain under the direct control of Mr. Stoddard as Chairman and CEO.

 .  Corporate planning and strategy.
 .  Determination of the direction and goals of the Company.
 .  Future growth opportunity decisions.
 .  Development of all project exit strategies.
 .  Major corporate financial or other resource commitments.
 .  All phases of investor relations.
 .  Relationships with major shareholders.
 .  All phases of the corporation's legal strategy, including compliance with laws and regulations.
 .  Outside auditor performance and relationships.
 .  Corporate accounting policies and financial reporting responsibilities.
 .  Corporate financing strategy and fiscal accountability.
 .  Major joint venture partner relations.
 .  Major negotiations on behalf of the corporation.
 .  Financial analysis and modeling of corporate opportunities.
 .  Political lobbying at the Federal and State level.
 .  Public relations and corporate participation policy.
 .  Establishment of policies for the conduct of the Company's business.
 .  Oversee the implementation of corporate policy.
 . As chairman, conduct the meetings and business of the Board of Directors. . Implement the decisions of the Board of Directors.

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